Exhibit 10.1

AGREEMENT

File Number 211 - 11 - 026

Which has been drafted and executed in Jerusalem on this Day 15 in the Month 12 in the year 2011

The Government of the State of Israel in the name of the State of Israel and which is represented by the Director General in the Ministry of the National Infrastructure together with the comptroller of the Ministry (hereinafter - the "Ministry")

On the one hand

And Between

P. V. Nano Cell Ltd.

By Dr. Fernando Del La Vega (hereinafter - the "Entrepreneur")

On the second hand

Whereas	the Ministry had published a tender offer numbered 17/11 for the submission of proposals regarding investments to be made by the strategy fund of the Ministry in projects focusing on alternative energy sources, renewable energy and energetic conservation (hereinafter the: "Tender"); and

Whereas	the Entrepreneur had approached the Ministry with a proposal to invest in a project in the field of a unique ink based on cooper nanometric materials designated for printing on conductive layer of solar cells based on silicon using the means of inkjet technology (hereinafter the: "Proposal", and the "Project" respectively); and

Whereas	the Proposal has been selected as the winning offer by the Tender Committee in its resolution dated October 9, 2011; and

Whereas	the parties desire to set forth and define the legal relationship between them with respect to the performance of the Project within the framework of this Agreement;

Now, therefore, the parties hereby agree and consent as follows:

1.	Preamble, Attachments and Interpretation

a.	To this Agreement are attached the following documents:

1)	Attachment A – the Tender documents.

2)	The Proposal documents, including relevant documents which were submitted as part of the selection process, including the notice of the Ministry regarding the winning of the Tender, the setting forth of the approved budget and any other term and special condition as was requested by the Ministry in the framework of approval of the Proposal.

3)	Attachment B (attachment I to the Tender) – Financial reports filing procedures.

4)	Attachment C (attachment I to the Tender) – Scientific report filing procedures.

5)	Attachment D – copies of the agreements between the Entrepreneur and third party investors in the Project, to the extent existing.

b.	The preamble to this Agreement and the attachments hereto constitute an inseparable part hereof. In any event of contradiction between the terms of this Agreement and its attachments, the provisions of this Agreement shall supersede unless otherwise stated therein.

c.	The headings of the sections are for convenience use only and they shall not be used for the interpretation of this Agreement.

2.	Definitions

In this Agreement the following definitions below shall have the meaning as ascribed next to them:

The Authorized Budget	The budget of the Project as was approved by the Ministry in the winning notice issued to the Entrepreneur.

Supplementary Funding	Additional funding that shall be invested in the Project, at the responsibility of the Entrepreneur, beyond the investment made by the Ministry, including investments amounts made by third parties.
Intellectual Property Rights

Including rights in accordance with the Copyright Law, 1911, and the Copyright Ordinance, 1924, rights in accordance with the Patents Law, 5727 – 1967, rights in accordance with the Trade Marks Ordinance, 5732 – 1972, rights in accordance with Patents and Design Ordinance, rights within a "Trade Secret" in accordance with the Commercial Torts Law, 5759 – 1999, the Plant Breeders' Rights Law, 5733 – 1973 and other rights in information which is not within the public domain.

Knowledge Based Products

Any idea, finding, conclusion, result, method and information which is not within the public domain, which arise as a result of the Project, whether they include or may include Intellectual Property Rights and whether they do not.

Protection of Knowledge Based Products

Any legal form of protection applying to knowledge via the use of Intellectual Property Rights in the country or overseas, including the fling of application registration forms for the Knowledge Based Products in accordance with the Patents Law, 5727 – 1967.

Half Year Period

A period of six months out of the term of this Agreement which commences as of the first day of each month of January, April, July and October. The first Half Year Period during the term of this Agreement shall terminate on the last day of the Half Year Period in which the term of this Agreement had commenced in accordance with Section 6 to this Agreement.

License for Use	An agreement allowing the use of the Intellectual Property Rights and the Knowledge Based Product.
Foundation for the Transfer of Technology	A corporation which shall be responsible for the commercialization of the intellectual property of the Entrepreneur.

3.	Performance of the Project in accordance with the Instructions of the Ministry

a.	The Entrepreneur undertakes upon himself to perform the Project as has been approved by the Ministry and subject to the provisions as are set forth in this Agreement.

b.	The Entrepreneur shall not alter the Project and shall not divert from it unless to the extent it had received the prior written consent of the Ministry.

c.	The Entrepreneur shall perform such modifications and supplements to the Project, if requested in writing to do so by the Ministry; if in the opinion of the Ministry such performance or change or addition shall require the adjustment of the investment amount as stated in Section 10 hereto, or with respect to the performance period required, as stated in Section 6 hereto, such amount or time shall be agreed upon by mutual consent between the parties. Nothing in this section shall obligate the Entrepreneur to perform any modifications in the Project which are to be financed only by it.

4.	The Entrepreneur Hereby Represents as Follows:

a.	It has the technical and professional ability to fulfill the provisions of this Agreement and there exists no such prevention whether by law and/or agreement and/or otherwise for regarding its engagement in this Agreement.

b.	It shall perform all such required preparations and other required arrangements, which shall be required for the performance of the Project in an effective and efficient way and to the satisfaction of the Ministry.

c.	It shall employ experienced, responsible and professional employees and at such scope as is required for the progress of the Project in accordance with the terms of this Agreement.

d.	It shall perform the Project at a high and acceptable level and shall take any action, required and reasonable, which an expert would have taken for the performance of the Project.

e.	All of the documents that have been submitted in the Proposal and which are attached hereto as Attachment A to this Agreement constitute a whole and entire legal framework for the performance of the Project in its entirety.

f.	It shall amend any violation of the terms of this Agreement within 7 business days of receipt of written notice from the Ministry with respect to any such violation.

5.	Additional Funding

a.	The Entrepreneur represents that it had not received any contribution or financing in the framework of the Project up until the execution of this Agreement except to the following financing:

1)	An amount of ______ from _________.
2)	An amount of ______ from _________.

b.	The Entrepreneur undertakes to inform the Ministry as to any form of additional financing which shall be proposed to it, including from the Government of Israel, whether such financing shall be invested during the term of the Project or whether it shall be invested thereafter, including investments that are made for the purpose of receiving rights in the results of the Project. To such notice shall also be attached a notice from the financer to the same effect. In such an event, the State shall have the option to enter into negotiations with such potential investor in such a way that shall bring about the exchange between the investments made by the Ministry with the investment to be made by the potential investor, at such terms as shall be determined. It is hereby clarified, that additional funds that may be received by the Project from other governmental entities during the Project Performance Period, shall be deducted from the Investment amounts provided by the Ministry as stated in Section 10 below, in such a way that any amounts required for the financing of the approved Project shall be first paid out of the financing that will be received from the other above stated governmental entities and only thereafter from the investments made by the Ministry.

c.	The reports to be provided by the Entrepreneur concerning the sources of the financing to be received in accordance with the above stated in subsection (b) shall be provided up until such date of repayment of the entire investments amounts owed to the Ministry in accordance with the provisions of Section 15(b) below or the termination date of the Performance Period of the Project, as to the later between them.

d.	The Entrepreneur shall not be entitled to receive any other source of financing, unless to the extent that the prior written consent from the Ministry has been received and at such terms as shall be determined by the Ministry. The Ministry shall not withhold its approval as to the above stated unless for a just cause to that respect or in the event that the provision of such approval shall have a negative effect as to the rights of the State.

6.	The Performance Period

a.	The Project shall be performed during a period of 15 months, commencing as of the date of January 1, 2012 and up until the date of March 31, 2013 (hereinafter the: "Performance Period"), in accordance with the entire details items of the Project.

b.	The Ministry itself shall have the sole option to extend the term of engagement for additional periods of time, up until the completion of the Project as was approved by the Ministry.

c.	The Ministry shall be entitled at any time to instruct the Entrepreneur to cease the performance of the Project by providing a written notice to such extent, and that being after it had become aware that the Entrepreneur has not met the Project performance requirements, and after having allowed the Entrepreneur to sound its claims. In the event that the Ministry has provided a notice to such above extent, the Ministry shall reimburse the Entrepreneur for such expenses that were incurred by it due to the performance of the Project in accordance with the terms of this Agreement. Such notice of termination shall come into effect within 15 days from the date on which it was provided to the Entrepreneur, unless otherwise stated therein. The Ministry shall not owe the Entrepreneur any compensation, consideration or other monetary payment with respect to the termination of this Agreement.

d.	The parties hereby agree that in the event that the Entrepreneur shall cease the performance of the Project or shall not complete its performance in accordance with the terms of this Agreement for any reason whatsoever, except as a result of force major or circumstance that is attributed to the Ministry, the Ministry shall not be obligated to make any kind of payments; It is hereby agreed between the parties that the non-completion of the Project shall be deemed as if the Entrepreneur had failed to meet its undertakings within the framework of this Agreement, and it shall be obligated to return to the Ministry the entire amounts that it had received from the Ministry to that effect; In addition it is hereby agreed upon between the parties that the Ministry shall be entitled to collect the repayment of any such amounts from any other amount that may be due to the Entrepreneur from the Ministry.

7.	The Responsible Person for the Performance of the Project on behalf of the Entrepreneur

a.	The Entrepreneur undertakes to appoint a person that shall be responsible for the performance of the Project during the entire Performance Period. The Entrepreneur hereby appoints Fernando De La Vega as the responsible person for the performance of the work (hereinafter the: "Responsible Person").

b.	The Entrepreneur shall terminate the employment of the Responsible Person and of any other person involved in the performance of the Project in the event that such termination has been demanded by the Ministry for security reasons or for any other circumstance as it may deem appropriate, and the Entrepreneur shall propose a different person instead. Should such action cause the Entrepreneur not to meet the performance requirements of the Project, such shall not be deemed as a violation of this Agreement by the Entrepreneur and the provisions of Section 6(c) above shall apply with the required changes.

8.	The Representative of the Ministry

a.	The Ministry hereby appoints Dr. Avraham Arbiv as its representative for the ongoing communications with the Entrepreneur and with the Responsible Person with respect to the performance of the Project (hereinafter the: "Ministry Representative").

b.	The Ministry shall be entitled to replace the Ministry Representative at any time by means of written notice to the Entrepreneur.

c.	The Ministry Representative shall be entitled to enter any place in which work related to the Project is being performed or which involves the performance of the Project and to oversea any action which is related or involves the performance of the Project. In addition, the Ministry Representative shall be entitled to review and receive from the Entrepreneur any document and all information which is related or associated with the Project.

9.	Reports

In addition to the accounting and other reports that the Entrepreneur is required to submit in accordance with Section 11 below, the Entrepreneur shall submit to the Ministry the reports in accordance with the provisions of Schedule C ("Financial Reports Filing Instructions") and Schedule D ("Scientific Reports Filing Instructions") of the Tender, as follows:

a.	Interim report every six months during the Performance Period, which shall include a report as to the progress achieved in the performance of the Project (hereinafter the: "Scientific Report") and in addition a report concerning the expenses incurred by the Entrepreneur during such period of time covered in the Scientific Report (hereinafter the: "Financial Report"). The interim Scientific Report shall be submitted in three copies and on a digital media platform, within 30 days of the end of such six month period.

b.	Annual reports (scientific and financial) shall be submitted within 30 days of the end of each year of performance.

c.	A draft of the final Scientific Report (hereinafter the: "Draft"), shall be submitted in three copies and on a digital media platform 30 days prior to the end of the Performance Period. The Ministry shall provide its comment on the Draft within 30 days as of the date on which it wad received.

d.	The final Scientific Report, amended in accordance with the comments provided by the Ministry, shall be submitted in seven copies within 30 days as of the date of receipt of the above comments.

e.	The final Financial Report shall include a breakdown of all of the expenses which were incurred by the Entrepreneur for the purpose of performance of the Project. The report shall be approved by chief financial accountant of the Entrepreneur, and shall be submitted in three copies within one month following the end of the Performance Period. The Entrepreneur shall attach to such Financial Report a confirmation from the external auditor accountants, that such expenses were incurred in accordance with the provisions of this Agreement. Such confirmation shall state whether the Entrepreneur had received additional funding beyond the Investment provided by the Ministry for the Project and in such an event shall also provide details to such respect.

f.	In the event that the Entrepreneur shall require payment on account of a Half Year Period, it may submit a Financial Report and a summarized Scientific Report during such Half Year Period interims – see Section 11 below. A report concerning the consideration received from the sale of any product or knowledge, which were developed in the framework of the Project or based on its results, shall be submitted to the Ministry every six months, commencing as of date in which the Entrepreneur shall start receiving any such income which is as result of Knowledge Based Products of the Project or from any other derivative which is related to the Project and up until such time that all payments that are owed to the Ministry in accordance with the provisions of Section 15(b) below have been made.

"consideration" for the purpose of this section means – any consideration which is received by the Entrepreneur which arises either directly or indirectly from the derivatives of the Project or on account or which are based on its results, including among others any rights received in a corporation which are issued as result of such interest that such cooperation has received in the derivatives of the Project.

g.	A report as to any information, whether being either scientific or financial, which the knowledge thereof is essential and relevant to the Ministry.

h.	A report as to any other part of information, as may be requested by the Ministry.

i.	The Ministry shall be entitled to provide comments and request that the report submitted by the Entrepreneur be amended up until such time as they are in satisfactory form as determined by the Ministry. The Entrepreneur undertakes to perform any such amendments as may be requested within a reasonable period of time.

j.	The reports concerning the progress of the Project shall be submitted to the Ministry on a form of digital media and in any other form as may be requested by the Ministry.

10.	The Investment by the Ministry

a.	In consideration of performance of the Project and fulfillment of the obligations of the Entrepreneur in accordance with the terms of this Agreement, the Ministry shall reimburse the Entrepreneur up to 62.5% of its actual expenses out of the entire Authorized Budget, as is detailed in the confirmation letter issued by the Ministry regarding the winning of the Tender and up to an aggregate amount of 625,000 (six hundred and twenty five thousand) New Israeli Shekels (hereinafter the: "Investment").

b.	In no event shall the Ministry pay for any expenses which are incurred as a result of financing related expenses of any kind. In any event of contradiction between the terms of this subsection to the provisions of the terms of the Project, the provisions of this subsection shall prevail.

c.	The Investment amount includes value added tax, if required to be paid, and in addition any other tax, levy and other mandatory payment that may be imposed as a result of performance of the Project, or that may be associated or related in any way with its performance.

d.	It is hereby agreed that no other payment or additional item except as specifically stated in above subsection (a) shall be paid or reimbursed by the Ministry, neither during the Performance Period nor at any time thereafter, nor with respect to the Project nor related thereto and/or that may arise as result thereof, neither to the Entrepreneur nor to any other person or entity.

11.	Payment of the Investment

a.	The Investment to be provided by the Ministry shall be provided as follows:

1)	Upon the commencement of the Project the Entrepreneur shall receive a down payment equal to the rate of 5% of the entire approved Investment by the Ministry. Such down payment shall not exceed the sum of the bank guarantee which shall be provided by the Entrepreneur in accordance with the terms of Section 19 below. Such amount of down payment shall be offset, in equal parts, from the two first Six Month Period payments due in accordance with Subsection 11(2) below.

2)	During the Performance Period of the Project and up until such time as the final reports (the scientific and the financial) are approved, the Entrepreneur shall submit during each Six Month Period, up until the 30 day of each first month of the Six Month Period following the Six Month Period being reported, a detailed account report with respect to the entire expenses incurred by it during the preceding Six Month Period out of the Authorized Budget, with detailed accounting information.

In addition, the Entrepreneur shall attach a confirmation letter issued by the accountant that had reviewed the expenses incurred during such reported Six Month Period.

At the same time, the Entrepreneur shall submit a summarized scientific report covering such Six Month Period which shall include information as to the work that had been performed during such preceding Six Month Period, and how such work corresponds with the Project work plan. The summarized Six Month Period Scientific Report shall not exceed the scope of two pages.

Along with the approval of the final Scientific Report and after receipt of an invoice/tax invoice as required by law, the Ministry shall pay the Entrepreneur the remaining portion of the Investment or its actual expenses, as to the lower of the both.

3)	It is hereby clarified that, in the event that the Entrepreneur shall fail to submit the final Scientific Report within the time framework as detailed in Section 9(d) above, the Ministry shall be entitled not to pay the Entrepreneur the remaining portion of the Investment. In addition, the Ministry may exercise the bank guarantee which has been submitted by the Entrepreneur.

b.	The comptroller of the Ministry may, personally or via any person acting on his behalf, conduct an audit during each stage of the stages in which the Project is being conducted and withhold any payment, either in part or in whole, up until such time as the audit is completed and all discrepancies have been agreed upon. Such an audit may be conducted via the use of external entities to the Ministry, including accounting firms.

c.	In addition, it is hereby clarified that in the framework of the payments which are to be approved by the Ministry, shall not be included any expenses incurred as part of any oversea travel expenses.

d.	The Ministry may at any time withhold any payment on account of the Investment, in the event that the Entrepreneur is in breach or failed to fulfil any one or more of its undertakings in accordance with the terms of this Agreement and that being without reducing from the remedy rights of the Ministry in accordance with Section 15 below. In spite of the above stated, the Ministry shall not be entitled to withhold any such payment without first providing notice as of its intention to do so.

e.	Any change in the Project work plan that had been approved and in the breakdown of the budget items, specifically with respect to the division between its various subsections, must receive the prior written approval of the Ministry. Any request for such change shall be submitted to the Ministry Representative. The representative himself shall have the authority to confirm as to minor changes requested such as transfer of amounts from one budget subsection to another in a sum of up to 10% of the aggregate budget.

12.	Payment Installment Dates

a.	"The Filing Date of the Invoice with the Ministry": the date on which the tax invoice was received by the Ministry Representative. In any event, "The Filing Date of the Invoice with the Ministry" shall not be earlier than such time as the entire payments with respect of such invoice had actually been received.

b.	The payments to be made in accordance with Section 11 above shall be performed as follows:

1)	Invoices that shall be submitted to the Ministry during the first half of each month (during days 1 to 15): shall be paid during the dates 1 to 15 (including) of the following month.

2)	Invoices that shall be submitted to the Ministry between the dates 16 to 24 of each month (including): shall be paid during the dates 16 to 24 of the following month.

3)	Invoices that shall be submitted to the Ministry between the dates 25 to 31 of each month (including): shall be paid on the 24 date of the following month.

13.	Bookkeeping and Accounting

a.	With respect to the expenses incurred as part of the Project and the financing sources received, the Entrepreneur shall conduct and hold a separate filing system, which shall be conducted in accordance with the accounting procedures as detailed in Schedule C of this Agreement and in the lack of such procedures – in accordance with general accepted accounting procedures, and shall further maintain document files and an appropriate registry for the basis of conducting and preparing the Financial Reports with respect to the performance of the Project, all of which shall be ready for presentation and review at any such time as may be requested to do so by the Ministry.

b.	The Entrepreneur shall allow the Ministry to check the accounting records concerning the performance of the Project during the Performance Period and during an additional one year following the time on which the final Scientific Report or Financial Report have been approved, as to the later thereof.

14.	Publication of Information Regarding the Project

a.	The Entrepreneur shall refrain from making any publication regarding any information related to the Project in such a way that may impairment the protection of the Intellectual Property Rights and the rights of the Ministry. For the purpose of ensuring such provision, the Entrepreneur shall submit to the Ministry any proposed publications for its prior written approval before being published. The Ministry may demand that modifications or omissions be made in such publications as a condition for its confirmation thereof. In the event that the Ministry had failed to provide any response within 30 days from the date on which such request had been provided it shall be deemed as if confirmed by the Ministry.

b.	In any kind of general publication, the Entrepreneur or any other entity on its behalf shall make reference to the Investment provided by the Ministry in the following form: "This Project has been funded by an investment provided by the Ministry of National Infrastructure".

c.	Except to the extent state above, the Entrepreneur shall hold in strict confidence any information and document of any kind, that it may receive or any party on its behalf from the Ministry and it further represents that it is aware that the failure on its behalf to do so in accordance with this subsection constitutes a felony in accordance with Section 118 to the Penal Law, 5737 – 1977.

d.	The Entrepreneur undertakes to have executed with each person receiving any information or document as stated in subsection (c) above within the framework of this Agreement a confidentiality statement and have them execute a statement confirming that they are aware that their failure to abide by their above undertaking in accordance with this subsection constitutes a felony in accordance with Section 118 to the Penal Law, 5737 – 1977.

e.	Despite of the above stated, the parties shall be entitled to publish any general information regarding the performance of the Project, such as the name of the Project, a general description of the Project and the Investment amount to be provided by the Ministry.

f.	Subject to subsection (d) above there shall be no prevention from the Entrepreneur to present the Project and its details to potential investors that are interested in making an investment in the Project or the Project derivatives.

15.	Intellectual Property Rights

a.	It is hereby agreed between the parties as follows:

1)	The ownership in the Knowledge Based Products shall be associated to the Entrepreneur subject to the terms of this Agreement. The transfer of ownership in the Knowledge Based Products or their registration under the name of a third party which is not the Entrepreneur or the Foundation for the Transfer of the Technology shall be made only with the prior written approval of the Ministry, following a detailed request submitted to such extent.

2)	It is the responsibility of the Entrepreneur to take any reasonable actions required in order to protect the rights associated with a Knowledge Based Product, in order to allow the effective exploitation of the Knowledge Based Product. The protection of the Knowledge Based Product, the registration of the Intellectual Property Rights and the grant of Licenses of Use with respect thereto shall be in such a form that shall secure the terms as stated in this Agreement and in such a way that shall promote the knowledge and allow its practical use and subject to the rights of State and the Ministry as set forth in this Agreement, and the Entrepreneur shall report to the State as to any patent registration and as of any commercialization exploitation that has resulted from such knowledge.

3)	The Entrepreneur shall immediately and without any further delay notify the Ministry as to the creation of any Knowledge Based Product, which may have a useful application, and which may be protect by the use of Intellectual Property Rights, shall take any reasonable majors in order to protect its rights incorporated within the Knowledge Based Product, in order to allow the efficient exploitation of such Knowledge Based Product and shall further provide details to the Ministry as to all of the actions that it intendeds to take with respect thereto, whether in person or by the use of the Foundation for the Transfer of Technology. In addition, the Entrepreneur shall notify the Ministry as to the grant of any License of Use granted with respect to the knowledge and the Knowledge Based Product and shall provide to the Ministry such license and any other document related thereto which may be requested by the Ministry.

4)	A License for se of the Knowledge Based Product granted to any third party shall assure that the receiver of such license shall act in a reasonable way in order to exploit the Knowledge Based Product, within a reasonable period of time, on the basis of a detailed implantation action plan. The License of Use granted shall provide that the Entrepreneur, or the Foundation for the Transfer of Technology, in such an event as the terms of the license are breached, shall have a right to terminate the license or have a right to grant an additional License of Use to a fourth party for the purpose of exploitation of the knowledge. In addition, the License for Use of the Knowledge Based Product granted to a third party shall secure the payment of royalties to the Ministry in accordance with the provisions of subsection (c) below.

5)	The Entrepreneur shall give clear preference to the general interest of the public in Israel with respect to the distribution of the Knowledge Based Product, specifically as it concerns the relevant local market, while considering the scope of the license granted and its exclusivity.

6)	Any kind of remuneration whatsoever either received directly or indirectly, whether in cash or in kind, with respect to the grant of a License of Use in the Knowledge Based Product, shall be provided to the Entrepreneur or the Foundation of Transfer of the Technology alone. Without derogating from the above stated, no monetary consideration whatsoever shall be provided to the persons conducting the Project or to any third parties participating with respect thereto, with respect to the conduct of the Project or the grant of License of Use in the Knowledge Based Product, which is not done directly by the Entrepreneur or the Foundation for the Transfer of Technology.

b.	The grant of a non-exclusive license for the use of the Knowledge Based Product to the State:

1)	Any action taken with respect to the Knowledge Based Product, including among others its protection and the grant of license with respect thereto shall be made subject to the terms and conditions of this Agreement and including specifically the rights of the State with respect to the Knowledge Based Product.

2)	The State shall receive for no consideration due, a non-exclusive, irrevocable, non-transferable license to use the Knowledge Based Product, either personally of with the use of an external entity, for national needs; the determination as to a national need shall be at the official authorization of the Science and Technology Minster, the Justice Minster and the Finance Minister. Such a license shall be granted to the State simultaneously with the announcement as to the development of a practical Knowledge Based Product, as further detailed in Section a(3) above.

3)	In the event that the State has provided notice in accordance with Section (2) above, that it is interested to make use of the Knowledge Based Product, the Entrepreneur shall provide the State all of the information, the documents, the samples, and the sketches which are required in order to protect the Knowledge Based Product and shall further execute any document required by the Ministry including among other a waiver notice, assignment documents, powers of attorney and the like.

c.	Without derogating from any other right of the Ministry or the State as further stated in this Agreement, the Entrepreneur shall pay the State payments at the rate of 5% of any kind of income that may result as a part of the commercialization of the Knowledge Based Products and the intellectual property of the Project, whether directly or indirectly, including with respect to services provided with respect thereto or related thereto, up to an amount equal to the aggregate cumulative Investment provided by the Ministry, linked to the consumer price index (which is last known as of the date of execution of this Agreement) and with the addition of interest as published by the accountant general, and all being whether such income was accrued by the Entrepreneur itself or by an entity acting on its behalf, related to or in partnership therewith.

d.	The entire rights of the Ministry in accordance with this Section 15, shall continue to apply also in the event that research is terminated prior to the end of its intended period of time (prior to the end of the Performance Period), for any kind of reason whatsoever.

16.	The Responsibility of the Entrepreneur to its Employees and Damages

a.	The Entrepreneur serves as an independent contractor for the purpose of conduct of the Project, and it alone shall be solely liable with respect to any loss or damage that may occur to any person, including among others the employees of the Entrepreneur and any person acting on its behalf, as a result or with respect to the performance of the Project.

b.	Nothing in the rights granted under this Agreement to the Ministry with respect to its right to advise or instruct the Entrepreneur or the employees acting on its behalf shall confer any liability on its behalf, but as a means to assure the fulfilment of the provisions of this Agreement, and neither the Entrepreneur nor the employees of the Entrepreneur or any person acting on its behalf are granted any rights as an employee of the State, and they shall not be entitled to receive any payments, compensation or other benefits related to the performance of this Agreement, or with respect to any instruction provided thereunder, or with respect to the termination of this Agreement in any way and for any kind of reason whatsoever, and nothing herein shall be interpreted as creating between the Ministry and the Entrepreneur or its employees or any other person acting on its behalf any kind of employee – employer relations.

c.	The Entrepreneur shall be responsible to deduct all amounts, which are required to be made in accordance with the law out of the salary owed to its employees, and it alone shall be liable for the payment of all taxes, fees and other social benefit payments due, which are to be borne by employers in accordance with any existing laws.

d.	All of the persons to be employed by the Entrepreneur in any kind of position shall be employed at its own account and it alone shall be responsible with respect to any claims that may arise with respect thereto.

e.	The Entrepreneur undertakes to assure that the required safety majors and surrounding health protection majors concerning its employees are taken in accordance with all applicable laws, and in the event that no such laws exist, as shall be required by the labor inspector as such term is defined in the Labor Inspection (Organization) Law, 5714 - 1954.

f.	The Entrepreneur shall be solely liable for all damage, loss or harm that may be caused for any reason whatsoever to itself, whether personal injury or to its property or of any other person acting on its behalf or personal injury or property of its employees or such employees acting on its behalf, or to the property of the Ministry or personal injury or property of any other person as a direct or indirect result arising with respect to this Agreement.

g.	The Entrepreneur undertakes to indemnify the Ministry with respect to all damages or expense that may be caused to the Ministry, including as a result from a claim filed against the Ministry, which arise as a result of the negligent acts of the Entrepreneur or any person acting on its behalf, whether done by act or by omission, either directly or indirectly, resulting following the performance of this Agreement, immediately upon receiving such notice from the Ministry to that effect, provided that the Entrepreneur is provided the reasonable and fair possibility to defend itself against such claim provided by the Ministry.

17.	Employees of the Entrepreneur

The people employed by the Entrepreneur for the purpose of conduct of the Project which is the subject term of this Agreement shall be considered by all means as the employees or representatives of the Entrepreneur only. In addition, it shall be the sole responsibility of the Entrepreneur to make all payments that may be due with respect thereto concerning salary payments, including payment of national fund fees, convalescence pay, overtime hour payments, tax on payments to compensation funds or pension funds, payments related to sick leave or with respect to childbirth and all other payments that may be due on an employer in accordance with all applicable laws or agreements, or in accordance with the requirements of an organization of work in which the employees engaged by the Entrepreneur are members thereof.

18.	Insurance

a.	The Entrepreneur undertakes to indemnify the Ministry for all damage, payment or expense that me be imposed on it for any kind of reason whatsoever, including as a result of the filing of a claim against the Ministry, which is as a result of the negligence behavior of the Entrepreneur or any other person acting on its behalf, whether done by act or omission, either as a direct or indirect act done in accordance with the provisions of this Agreement, immediately upon receiving notice to such extent from the Ministry and provided that the Entrepreneur is given the reasonable and fair opportunity to defend itself against such demand made by the Ministry.

b.	Without derogating from the liability of the Entrepreneur as set forth in this Agreement, the Entrepreneur undertakes that during the term of the Performance Period it shall insure its employees which are related to the performance of the Project with a work accident insurance policy in accordance with the provisions of all applicable laws and customs and in addition insure itself with the required insurance policies, including employers liability insurance, professional liability insurance and third party liability insurance against all claims for damages that it may incur as a result of the performance of this Agreement, during the entire period of engagement with limits of liability and reasonable scope of insurance amounts in accordance with the respective circumstances.

c.	The Entrepreneur represents that it has acquired an insurance policy or policies as stated above. The Entrepreneur shall present the above stated insurance policies to the Ministry as a precondition for the execution of this Agreement.

Termination of the Project prior to its Completion

a.	In the event that either of the parties has come to the conclusion that the Project is not proceeding as expected, and that there exists reasonable reasons which require the cancellation of the Project, it shall be immediately required to provide written notice to such effect to the other party with detailed reasons. Immediately upon the delivery of such notice as detailed above, the Entrepreneur shall cease making any further expenses which are related to the Project.

b.	In the event that the Entrepreneur had provided the Ministry with such notice as detailed in subsection (a) above, it shall immediately cease from making any further expenses related to the Project. The Ministry Representative shall review the above detailed notice provided by the Entrepreneur and shall provide his response and view on such mater. It shall be emphasized that, the final conclusion as to the cancellation of the Project shall lay solely with the Ministry.

c.	In the event that the Ministry Representative shall confirm the termination of the Project, following a notice provided as stated in subsection (b) above, the Entrepreneur shall submit to the Ministry a final Scientific Report which summarizes the Project and the reasons for its cancellation, and in addition a final Financial Report, which shall reflect all of the expenses which have been spent up until such time of termination. These reports shall be provided to the Ministry within 30 days from the date of which the confirmation by the Ministry Representative is received with respect to the cancellation of the Project. These reports shall be reviewed by the Ministry, and after having received the approval of the person in charge over such reports, and if required the transfer of any amount due to the Entrepreneur, the Project shall be deemed as finally terminated.

d.	Nothing in the above stated shall deteriorate from the rights granted to the Ministry in accordance with Section 15 to the Agreement.

19.	Violation of the Terms of this Agreement

In the event that the Entrepreneur had violated the terms of this Agreement, the Ministry shall be entitled, in addition to any other right provided by law and in this Agreement, to view this Agreement as duly terminated, after having provided the Entrepreneur a notice requesting such violation to be amended. In the event that such amendment has not been performed within seven business days from the date on which such notice was provided or a different period as stated therein, the Ministry shall not be obligated to make any payment whatsoever to the Entrepreneur, without derogating from the rights of the Ministry as set forth above in this Agreement or by law.

20.	Guarantee

a.	For the assurance of performance of the undertakings of the Entrepreneur in accordance with this Agreement, the Entrepreneur hereby provides, along with the execution of this Agreement, an original and unconditional bank guarantee or guarantee of the insurance company made out on its name (to appear on such form) in the amount of NIS 31,250 (5% of the scope of the Investment). The guarantee shall be valid for a period of at least 60 days following the termination period of this Agreement, and shall be linked to the consumer price index (hereinafter the: "Guarantee"). The supply of the Guarantee shall be a precondition for the coming into effect of this engagement.

b.	In the event that the scope of the Investment shall be increased, the Guarantee shall be increased at the same relative amount. The Entrepreneur shall be responsible to extend the term of the Guarantee from time to time, in accordance with the extension of this Agreement. The extension of the Guarantee shall be made at least one month prior to the end of its term. In the event that the Entrepreneur fails to extend the period of the Guarantee or have it increased in accordance with the request of the Ministry, the Ministry shall be entitled to exercise the Guarantee without any further notice to the Entrepreneur, even in the event that the Entrepreneur had fulfilled its other undertakings.

c.	In any event that in the view of the Ministry the Entrepreneur had violated and/or failed to fulfil a provision of this Agreement and/or did not amend any such fault following the request of the Ministry, and/or in event in which the Entrepreneur did not fulfil its undertakings and/or the Ministry had taken action in accordance with its rights to pay any amounts that were due by the Entrepreneur in accordance with this Agreement, the Ministry shall be entitled to exercise the Guarantee, in whole or in part.

d.	The Guarantee shall be exercisable by the Ministry also for the purpose of receiving compensation due to the Ministry as a result of the breach of this Agreement by the Entrepreneur, or for the purpose of payment of any amount due to the Ministry from the Entrepreneur or any action taken not in good faith by the Entrepreneur.

e.	The scope of the Guarantee shall not in any way be viewed as a limit or maximum amount for the obligations of the Entrepreneur. The wording of the Guarantee shall be in accordance with the guidelines published by the accountant general and it shall be executed by the authorized signatories on behalf of the bank. The Guarantee expenses shall be borne solely by the Entrepreneur.

f.	In the event that the Ministry had exercised the Guarantee, and this Agreement had not been terminated or suspended, the Entrepreneur shall be required to provide a new guarantee at an identical scope and at its own expense.

General Provisions

21.	The Entrepreneur is not entitled to assign any of its rights or obligations in accordance with this Agreement, whether in whole or in part, unless first having received the prior written consent of the Ministry.

22.	In the event that either of the parties shall not in a certain circumstance or series of circumstances exercise any of its rights granted in accordance with this Agreement, such action shall not be deemed as a waiver of such rights of the party, neither with respect to the specific instance nor with respect to future instances.

23.	The budget section relating to this Agreement is 34.11.01.05

24.	In this Agreement:

a.	"Year" and "Month" – according to the Gregorian calendar.

b.	All provisions in this Agreement in the singular form or plural form are likewise, and vis-a-versa, and all statements in masculine form or feminine form are identical, and vis-a-versa.

25.	The address of the parties for the purpose of this Agreement are as follows:

The Ministry: 234 Jaffa St., P.O. Box 36148, Jerusalem 91360.

The Entrepreneur: 8 Ha'masger St., South Industrial Park, P.O. Box 236, Migdal Ha'emek 23100

Any notice or advance notice with respect to any issue arising as a result of this Agreement, shall be delivered by registered mail from one party to the other, and shall be deemed to have been received by the recipient within 96 hours as of the time on which it was delivered, which includes such above notice or advance notice, and as long as not asserted otherwise.

26.	The sole jurisdiction concerning any issue arising as of this Agreement, including any breach thereof shall be in Jerusalem.

And in witness thereof the Parties have set their signature

in such place and on such time as set forth above

The Ministry	The Entrepreneur
/S/ Dr. Shlomo Vlad	/S/ Dr. Fernando de la Vega
Dr. Shlomo Vlad, The Chief Scientist Ministry of National Infrastructure	Authorized Signatory on behalf of the Entrepreneur

Name and Title: Dr. Fernando De La Vega CEO
/S/ Dudu Biton
Dudu Biton, Comptroller Ministry of National Infrastructure	Authorized Signatory on behalf of the Entrepreneur

Name and Title:

Entrepreneur Official Seal

Signature Authentication:

I the undersigned, Lee Gutman, lawyer / accountant / representative of the ministry, hereby confirm that messrs Dr. Fernando De La Vega after confirming to me that they have read the Agreement, including its schedules, and have understood their contents, have executed this Agreement before me.

December 12, 2011	/S/ Lee Gutman
Date	Signature & Seal

15